Exhibit 4.7

DESCRIPTION OF SECURITIES

The following is a brief description of the common stock, par value $0.001 per share (the “common stock”), of Athenex, Inc. (the “Company,” “we,” “our” or “us”), which is the only security of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended. This description is not complete and is qualified by reference to our amended and restated certificate of incorporation, as amended (the “certificate of incorporation”), our amended and restated bylaws (the “bylaws”) and applicable provisions of Delaware corporate law. You should read our certificate of incorporation and bylaws, which are filed as exhibits to the Annual Report on Form 10-K to which this exhibit is attached.

Our certificate of incorporation authorizes us to issue 50,000,000 shares of capital stock, divided into two classes:

•
25,000,000 shares of common stock, $0.001 par value per share; and
•
25,000,000 shares of preferred stock, $0.001 par value per share (“preferred stock”).

As of December 31, 2022, no shares of preferred stock were outstanding.

Common Stock

Holders of our common stock are entitled to one vote per share with respect to each matter presented to our stockholders and such matters are decided by a majority of votes cast, except that the election of directors is decided by a plurality of votes cast. Holders of our common stock do not have cumulative voting rights. We maintain a classified board of directors with approximately one-third of our board being elected in any given year to one of three classes for a term of three years.

The holders of common stock are entitled to receive dividends and other distributions ratably when, as and if declared by the board of directors out of legally available funds, subject to each class of stock if any, having preference over the common stock to receive dividends. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining available for distribution after payment of debts and liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Holders of common stock have no preemptive, subscription, redemption, sinking fund, or conversion rights. All the outstanding shares of common stock are validly issued, fully paid and non-assessable.

Our common stock is listed for trading on The Nasdaq Stock Market LLC under the symbol “ATNX.”

Preferred Stock

Our board of directors has authority, without vote or further action by the stockholders, to issue up to 25,000,000 shares of preferred stock in one or more series. Our board of directors has

DOCPROPERTY YCFooter \* MERGEFORMAT 12238243_3

the authority to fix or alter the terms of each series of preferred stock, within the limits of the certificate of incorporation and applicable provisions of Delaware corporate law. These terms include the number of shares in a series, dividend rights, liquidation preferences, terms of redemption, conversion rights and voting rights.

The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. These possible negative effects include diluting the voting power of shares of our common stock and affecting the market price of our common stock.

Anti-Takeover Effects of Provisions of our Certificate of Incorporation and Bylaws

Classified Board

Our certificate of incorporation provides that subject to the rights of holders of any one or more series of preferred stock to elect one or more directors, the board shall be divided into three classes, with the intention that each class consist of approximately one-third of the total number of our directors. Our stockholders elect only one class of directors each year. We believe that classification of our board of directors helps to assure the continuity of our business strategies and policies. The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of our stockholders generally are required to effect a change in a majority of our board of directors.

Removal of Directors; Filling Vacancies and Newly Created Directorships

Our certificate of incorporation and bylaws provide that subject to any limitations imposed by law and the rights of the holders of any series of our preferred stock, the board of directors or any individual director may be removed from office by our stockholders only for cause. Subject to the rights of holders of any series of outstanding preferred stock, vacancies in the board and newly created directorships shall, unless otherwise provided by law, be filled solely by the affirmative vote of a majority of directors then in office, or by a sole remaining director, and shall not be filled by stockholders. Our board of directors has the power to fix the number of directors within a range specified in our amended and restated bylaws.

Restrictions on Call of Special Meetings of Stockholders; No Written Consent

Our certificate of incorporation provides that special meetings of stockholders may only be called by the chairman of our board of directors, our chief executive officer, or our board of directors. In addition, our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice of such meeting. Our certificate of incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting.

Advance Notice Requirements and Procedures

Our bylaws include advance notice procedures for stockholders to nominate candidates for election as directors or to bring other business before any meeting of our stockholders. These

DOCPROPERTY YCFooter \* MERGEFORMAT 12238243_3

procedures provide that notice of stockholder nominations and proposals must be timely given in writing to our secretary prior to the meeting at which the action is to be taken.

Under the stockholder notice procedures, for notice of stockholder nominations or other business to be made at the stockholders’ annual meeting to be timely, the notice must be received at our principal executive offices not later than the 90th day nor earlier than the 120th day prior to the one-year anniversary of the immediately preceding year’s annual meeting or as otherwise provided in our bylaws. The stockholder’s notice to us proposing to nominate a person for election as a director or proposing other business must contain certain information specified in the bylaws.

These stockholder notice procedures may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Amendment to Certificate of Incorporation and Bylaws

Our certificate of incorporation provides that the affirmative votes of the holders of at least 75% of the voting power of all of the then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, are required to amend or repeal certain provisions of our certificate of incorporation, including provisions relating to the size of our board of directors, term and classification of directors, removal of directors, filling board vacancies and newly-created directorships, special meetings of stockholders, stockholder action by written consent, limitation of liability and indemnification, and amendment of the certificate of incorporation and bylaws.

The affirmative votes of the holders of at least 75% of the voting power of all of the then-outstanding shares of our voting stock are required to amend or repeal our bylaws. In addition, our amended and restated bylaws may be amended by our board of directors.

Preferred Stock

Our certificate of incorporation permits our board of directors, without vote or further action by the stockholders, to issue up to 25,000,000 shares of preferred stock in one or more series and to fix or alter the terms of each series of preferred stock, within the limits of the certificate of incorporation and applicable provisions of Delaware corporate law. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by our stockholders and may adversely affect the dividend, liquidation and voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others.

Exclusive Forum of Certain Actions

Our certificate of incorporation provides that, unless a majority of our board of directors consents in writing to an alternative forum, the Court of Chancery of the State of Delaware (or, if

DOCPROPERTY YCFooter \* MERGEFORMAT 12238243_3

the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware, or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for any derivative action brought in the name of the Company, (ii) any action against directors, officers or employees for breach a breach of fiduciary duty, (iii) any action or claim against the Company pursuant to the Delaware General Corporation Law, as amended, or our certificate of incorporation or bylaws, or (iv) any action asserting a claim against us or any of our directors, officers or employees governed by the internal affairs doctrine of the State of Delaware.

DOCPROPERTY YCFooter \* MERGEFORMAT 12238243_3